UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2006

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
420 South Orange Avenue, Suite 700, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1510

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

Effective June 30, 2006, CNL Hotels & Resorts, Inc., as parent (the “Company”), entered into an amendment (the “Amendment”) with CNL Hospitality Partners, LP, as borrower (the “Borrower”), and a wholly-owned subsidiary of the Company, Bank of America, N.A., as Sole Lead Arranger, Sole Book Manager, Administrative Agent and L/C Issuer, and the other lenders party thereto, which modified various terms and conditions of the existing $200 million senior secured revolving credit facility, entered into on September 30, 2005 (the “Revolver”). The Company is a guarantor of the Revolver. The syndicate of participating financial institutions also includes Barclay’s Capital, Calyon New York Branch, Citibank North America Inc., Deutsche Bank Trust Company Americas and Wachovia Bank, N.A. The Company also has a $300 million CMBS loan originated by Barclay’s Capital, a $570 million CMBS loan originated by Wachovia Bank, N.A. and a $1.525 billion CMBS loan originated by German American Capital Corporation, an affiliate of Deutsche Bank Trust Company.

The Amendment provides for, among other things, (a) an increase in the advance rate on the secured borrowing base, (b) replacement of the existing tiered pricing structure to 30-day LIBOR plus 2.25 percent,  (c) modification of the existing covenants to include revising the leverage covenant and lowering the minimum debt coverage ratios, and (d) provision of a negative pledge on the Company's ability to fund under a one-time additional mezzanine advance permitted under its existing $1.525 billion CMBS loan whereby proceeds, if any, under this advance would be partially applied to the outstanding balance of the Revolver at the time of receiving such proceeds. Pursuant to an existing provision in the Revolver, the Borrower exercised its right to increase the funding available under the Revolver from $200 million to $240 million. The sub-limit for letters of credit remains at $35 million.

Information relating to the Revolver has previously been disclosed in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: July 7, 2006	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting Officer